                                                                  Exhibit 10.5.1


         April 30, 2003                  Peter Nasca (pnasca@epixtar.com)
                                         305-503-8600




                EPIXTAR CORP REPORTS RECORD FIRST QUARTER RESULTS

                    Revenues Increase More Than 600 Percent


         Miami - April 30, 2003 - EPIXTAR Corp. (OTCBB:EPXR) today reported record operating results for the first quarter ended March 31, 2003.
         Revenues for the quarter were $12.4 million with a net income of $1.9 million, or $.185 per share after tax. This compares with revenue of $2.0 million and a loss of $1.0 million, or ($.10) per share, in the first quarter of 2002 as restated.
          "Epixtar's revenue growth in 2002 to $26 million compared with $1.2 million in 2001 and its turn to profitability of $1.5 million in the fourth quarter from previous losses demonstrates the viability of our business model and platform for offshore-based, process outsourcing," said William Rhodes, president and director. "This growth is further reinforced by the first quarter results of 2003."
         "We attribute our positive first quarter to the maturation of our customer base that resulted in reduced customer churn. In addition, we also expanded the utilization of offshore customer contact centers. The successful implementation of both of these initiatives materially reduced our sales costs. The consolidation of our marketing efforts also increased our efficiency," added Rhodes.
           Epixtar, which initially used its platform to market its own ISP and websites to small businesses from a much lower cost offshore facilities, has successfully extended the model and will soon announce an initiative to begin marketing products for others.

                                    ( More)
================================================================================

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ABOUT EPIXTAR

Epixtar Corp. located in Miami, Florida develops communications-related service bundles designed chiefly for the small-to-medium sized business market. Because this market tends to be skeptical of technology-based services such as value-added Internet services, Epixtar employs telemarketing to fuel a compelling approach to customer acquisition. This approach leverages proven, highly efficient sales techniques that account for over $239 billion or 44% of all direct B2B sales.

In four years, Epixtar has launched five brands -retaining over 230,000 subscribers - with plans to launch several additional brands by the end of second quarter of 2003. Epixtar has realized these dramatic successes through effective partnership - creating strong value chains to satisfy market demand. We focus primarily on those activities required to develop, launch, and support products sold by our vendor contact centers, remaining focused on our core competencies. To that end, Epixtar concentrates on two primary lines of business: Value-added ISP services and Telecommunications services.

                               (Tables Attached)

SAFE HARBOR STATEMENT

This release contains statements about expected future events and financial results that are forward looking. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Actual results could be affected by a downturn in the economy, new competitive products, slower rate of growth in member base, higher than anticipated cancellations, unforeseen expenses, or technical failure related to self generating web site development or inability to scale server capacity to meet demand. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words: "anticipates," "believes," "estimates," "hopes" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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                         EPIXTAR CORP. AND SUBSIDIARIES
         FORMERLY GLOBAL ASSET HOLDINGS, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    March 31      December 31
                                                                      2003            2002
                                                                  ------------    ------------
Current Assets:
     Cash and cash equivalents                                    $    242,209    $    722,674
     Accounts receivable - net                                       4,326,210       3,802,326
     Prepaid expenses and advances                                      11,596          59,940
     Debt restructuring costs - current portion                        500,000         500,000
     Deferred billing costs                                            277,309         154,246
                                                                  ------------    ------------
        Total current assets                                         5,357,324       5,239,186
                                                                  ------------    ------------
Property and equipment, net of accumulated depreciation of
     $141,374 and $105,375                                             448,356         406,971
                                                                  ------------    ------------
Other Assets:
     Debt-restructuring costs - non current portion                    333,333         458,333
     Goodwill (net of amortization)                                 16,801,359      16,801,359
     Deposits                                                          135,101          76,716
                                                                  ------------    ------------
        Total other assets                                          17,269,793      17,336,408
                                                                  ------------    ------------
Total assets                                                      $ 23,075,473    $ 22,982,565
                                                                  ============    ============
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
     Notes payable                                                $    404,466    $    404,466
     Accounts payable                                                3,229,738       3,211,934
     Accounts payable - subject to compromise                          385,401         385,401
     Accrued expenses and taxes                                        834,552       1,398,664
     Deferred revenue                                                1,227,528       2,897,693
     Capitalized lease obligations - current portion                    74,027          79,320
     Corporate Income Tax Payable                                      389,672
                                                                  ------------    ------------
        Total current liabilities                                    6,545,384       8,377,478
                                                                  ------------    ------------
Long-Term Liabilities:
     Note payable                                                    2,474,000       2,474,000
     Capitalized lease obligations - non-current portion                71,575          88,451
     Loan payable                                                         --                 0
                                                                  ------------    ------------
        Total long-term liabilities                                  2,545,575       2,562,451
                                                                  ------------    ------------
        Total liabilities                                            9,090,959      10,939,929
                                                                  ------------    ------------
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.001 par value per share, 10,000,000
     shares authorized and -0- issued and outstanding                     --              --
Common stock, $.001 par value per share, 50,000,000
     shares authorized and 10,503,000 shares issued
     and outstanding in 2003 and 2002, respectively                     10,503          10,503
Additional paid in capital in excess of par value                   31,757,997      31,757,997
Accumulated deficit                                                (17,783,986)    (19,725,864)
                                                                  ------------    ------------
     Total stockholders' equity                                     13,984,514      12,042,636
                                                                  ------------    ------------
     Total liabilities and stockholders' equity                   $ 23,075,471    $ 22,982,565
                                                                  ============    ============

                                                                      2003            2002
                                                                  ------------    ------------
                                                                                   (RESTATED)
Revenues                                                          $ 12,366,775    $  2,066,131
Cost of sales                                                        5,983,628       1,607,815
                                                                  ------------    ------------
Gross profit (loss)                                                  6,383,147         458,316
Expenses:
     Selling, general and administrative                             3,849,705       1,363,820
                                                                  ------------    ------------
Income(Loss) from operations                                         2,533,442        (905.504)
                                                                  ------------    ------------
     Interest expense                                                  165,893          71,560
     Depreciation                                                       35,999          13,724
                                                                  ------------    ------------
                                                                       201,892          85,284
                                                                  ------------    ------------
     Income(Loss) from continuing operations                         2,331,550        (990,788)
     Loss from discontinued operation                                        0         (16,406)
                                                                  ------------    ------------
Net Income(loss) before taxes                                     $  2,331,550    $ (1,007,194)
                                                                  ------------    ------------
Less: Provision for Corporate Income Taxes                             389,672               0
                                                                  ------------    ------------
Net Income(Loss)                                                     1,941,878      (1,007,194)
                                                                  ============    ============

Net Income(loss) per share (basic and diluted), based
     upon 10,503,000 and 10,503,000 weighted average
     shares outstanding for March 31, 2002 and 2001,
     respectively                                                 $       .185    $       (.10)
                                                                  ============    ============